Medifast, Inc. Announces Fourth Quarter and Full Year 2018 Financial Results

Revenue Increased 87% in the Fourth Quarter and 66% for the Full Year

Net Income Increased 114% in the Fourth Quarter and 101% for the Full Year

Company Introduces First Quarter and Fiscal Year 2019 Outlook

BALTIMORE, Feb. 26, 2019 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading manufacturer and distributor of clinically proven, healthy living products and programs, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Highlights:

  Revenue of $145.8 million, an increase of 87.0% year-over-year
  Active earning Coaches of 24,100, an increase of 60.7% year-over-year
  Net income of $15.7 million, an increase of 114.2% year-over-year
  Earnings per diluted share ("EPS") of $1.30, an increase of 116.7% year-over-year

Full Year 2018 Highlights:

  Revenue of $501.0 million, an increase of 66.1% year-over-year
  Net income of $55.8 million, an increase of 101.3% year-over-year
  EPS of $4.62, an increase of 101.7% year-over-year
  Cash, cash equivalents, and investment securities of $101.0 million and debt-free
  Returned $23.2 million to stockholders through payment of quarterly cash dividend
  Repurchased $30 million of the Company's common stock

"We are very pleased with our strong finish to 2018," commented Dan Chard, Medifast's Chief Executive Officer. "We reached a significant corporate milestone generating over $500 million in annual revenue and profitability exceeded our expectations. Importantly, we achieved these results while accelerating the level of strategic investment to support our long-term growth plans to build our brand platform and operations as we continue to improve the scalability of our business. As we move forward with our strategic initiatives, both domestically and internationally, we believe we remain well positioned to deliver long-term sustainable growth and value for our shareholders as well as meaningful improvements to the lives of OPTAVIA clients across the country as they learn new healthy habits that make their lives better."

Fourth Quarter 2018 Results

For the fourth quarter of 2018, revenue increased 87.0% to $145.8 million from revenue of $78.0 million for the fourth quarter last year. OPTAVIA-branded products represented 72% of consumable units sold for the fourth quarter of 2018 compared to 51% for the fourth quarter of last year. The total number of active earning OPTAVIA Coaches for the fourth quarter of 2018 increased to 24,100, compared to 15,000 for the fourth quarter of 2017. The average revenue per active earning OPTAVIA Coach for the fourth quarter of 2018 increased 26.2% to $5,756 compared to $4,562 for the fourth quarter last year.

Gross profit for the fourth quarter of 2018 increased to $109.1 million from $59.1 million for the fourth quarter of 2017. The Company's gross profit as a percentage of revenue decreased 100 basis points to 74.8% from 75.8% for the fourth quarter last year. The decrease in gross margin percentage was driven by increased inventory reserves for a select group of products as well as higher freight costs to support year end customer demands.

Selling, general and administrative expenses ("SG&A") for the fourth quarter of 2018 increased $39.7 million to $89.3 million compared to $49.6 million for the fourth quarter of 2017, primarily as a result of higher OPTAVIA commissions expense, consulting costs related to information technology projects, and investments the Company is making in an upcoming International Leadership Advancement Trip ("ILAT") which is designed to reward qualifying business leaders with exclusive training and development opportunities. As previously disclosed, the ILAT expense was recorded in the third and fourth quarters of 2018 and is expected to drive strong growth in 2019. SG&A as a percentage of sales decreased 240 basis points to 61.2% of total revenue compared to 63.6% in the fourth quarter of 2017.

Operating income increased $10.3 million to $19.8 million from $9.5 million for the fourth quarter of 2018 primarily as a result of increased gross profit, partially offset by increased SG&A expenses. Operating income as a percentage of revenue increased 140 basis points to 13.6% compared to 12.2% in the fourth quarter of 2017.

The fourth quarter 2018 effective tax rate was 22.4%, compared to 25.4% for the fourth quarter of 2017. This decrease was primarily a result of the decrease in the Federal statutory rate pursuant to the Tax Cuts & Jobs Act rate of 14.0% offset by 2.1% due to the elimination of the Domestic Manufacturer Deduction, 5.0% due to a decrease in the windfall related to stock compensation and 3.0% due to a change in temporary differences resulting from the Tax Cuts & Jobs Act.

Net income for the fourth quarter of 2018 was $15.7 million, or $1.30 per diluted share, based on approximately 12.0 million shares outstanding. Fourth quarter 2017 net income was $7.3 million, or $0.60 per diluted share based on approximately 12.1 million shares outstanding.

Fiscal 2018 Results

For the fiscal year ended December 31, 2018, revenue increased 66.1% to $501.0 million compared to revenue of $301.6 million in 2017.

Net income for 2018 was $55.8 million, or $4.62 per diluted share based on approximately 12.1 million shares, compared to $27.7 million, or $2.29 per diluted share for the comparable period last year based on approximately 12.1 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $109.1 million and working capital of $85.2 million as of December 31, 2018. Cash, cash equivalents, and investment securities increased $2.2 million to $101.0 million as of December 31, 2018 compared to $98.8 million at December 31, 2017. The Company remains free of interest bearing debt. Inventory increased $19.6 million to $38.9 million as of December 31, 2018 compared to $19.3 million as the Company increased inventory levels to meet current and future customer demand.

The Company declared a quarterly cash dividend of $9.1 million, or $0.75 per share, during the fourth quarter of 2018.

Adoption of Accounting Standard Update 2014-09, Revenue from Contracts with Customers ("ASC 606"

As announced in the first quarter of 2018, the Company adopted ASC 606 on a modified retrospective basis. As a result, the Company did not restate financial information for the three months ended December 31, 2017. The results of ASU 606 primarily impact the Company's timing of revenue recognition for product shipments, as product revenue will be recognized upon customer receipt in lieu of at the time of shipment.

The following are the impacts to the financial results for the three months ended December 31, 2018 from the implementation of ASC 606. For the quarter ended December 31, 2018, revenue increased $3.1 million, or 2.2%, which resulted in increased gross profit of $2.4 million, or 2.2%. Gross profit as a percentage of revenue increased 10 basis points to 74.8% for quarter ended December 31, 2018. Income from operations increased $1.0 million, or 5.5%, resulting in increased net income and diluted earnings per share of $0.8 million, or $0.07 per share, respectively.

As of December 31, 2018, working capital decreased $2.3 million and stockholders' equity decreased $1.8 million as a result of the impact ASC 606.

Outlook

The Company expects first quarter revenue to be in the range of $150 million to $155 million and EPS to be in the range of $1.50 to $1.55. For the full year 2019, the Company expects revenue of $700 million to $720 million and EPS of $6.45 to $6.65. The full year 2019 earnings guidance assumes a 22.5% to 23.5% effective tax rate. The Company expects the 2019 cadence of spending to be similar to 2018 with its annual convention spend occurring in the third quarter of the year and the cost of a 2020 Leadership Advancement event to be incurred in the third and fourth quarters of the year. Based on capital investments in the Company's future growth, it expects capital expenditures in 2019 to be approximately $15.0 million or 2.0% of revenues.

Conference Call Information

The conference call is scheduled for today, Tuesday, February 26, 2019 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com, and will be archived online through March 12, 2019. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, February 26, 2019, through March 5, 2019. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10128715.

About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven, healthy living products and programs. The brand has been recommended by more than 20,000 doctors since its founding. Its integrated coach model leverages nearly 40 years of experience from medical, franchise, e-commerce, and direct selling channels. Medifast and its community of independent OPTAVIA Coaches embrace the future of wellness with a shared vision to offer the world lifelong transformation, one healthy habit at a time™. OPTAVIA® is represented by a community of OPTAVIA Coaches who teach Clients healthy habits, while offering support and guidance on their transformation journey. In 2018, Medifast announced it will expand into the Asia-Pacific markets of Hong Kong and Singapore in 2019 with its integrated coach model. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts & dividend data)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Revenue	$145,844	$78,007	$501,003	$301,563
Cost of sales	36,753	18,881	121,104	73,751
Gross profit	109,091	59,126	379,899	227,812

Selling, general, and administrative	89,288	49,640	310,836	188,180

Income from operations	19,803	9,486	69,063	39,632

Other income (expense)
Interest income, net	366	206	1,306	558
Other income (expense)	1	104	179	136
	367	310	1,485	694

Income from operations before income taxes	20,170	9,796	70,548	40,326

Provision for income taxes	4,517	2,490	14,759	12,605

Net income	$15,653	$7,306	$55,789	$27,721

Earnings per share - basic	$1.32	$0.61	$4.67	$2.32

Earnings per share - diluted	$1.30	$0.60	$4.62	$2.29

Weighted average shares outstanding -
Basic	11,894	11,941	11,947	11,924
Diluted	12,014	12,148	12,079	12,088

Cash dividends declared per share	$0.75	$0.48	$2.19	$1.44

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except par value)

	December 31, 2018	December 31, 2017

ASSETS
Current Assets
Cash and cash equivalents	$81,364	$75,077
Accounts receivable-net of doubtful accounts of $394 and $40 at
December 31, 2018 and 2017, respectively.	1,011	576
Inventory	38,888	19,328
Investment securities	19,670	23,757
Income taxes, prepaid	-	2,272
Prepaid expenses and other current assets	4,586	4,188
Total current assets	145,519	125,198

Property, plant and equipment - net	19,747	18,611
Other assets	1,183	2,120
Deferred tax assets	2,980	-

TOTAL ASSETS	$169,429	$145,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$60,323	$37,140
Total current liabilities	60,323	37,140

Deferred tax liabilities	-	208
Total liabilities	60,323	37,348

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
12,117 and 12,103 issued and 11,868 and 11,971 outstanding
at December 31, 2018 and December 31, 2017, respectively	12	12
Additional paid-in capital	8,802	4,967
Accumulated other comprehensive loss	(173)	(160)
Retained earnings	131,344	103,762
Less: Treasury stock at cost, 193 shares at December 31, 2018	(30,879)	-
Total stockholders' equity	109,106	108,581

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$169,429	$145,929

The impact of the adoption of the new revenue standard on the Company's Consolidated Statements of Income and Consolidated Balance Sheets was as follows (in thousands):

	Three months ended December 31, 2018			Year ended December 31, 2018
	As Reported	Balances without adoption of ASC 606	Effect of Change	As Reported	Balances without adoption of ASC 606	Effect of Change

Revenue	$145,844	$142,753	$3,091	$501,003	$499,195	$1,808
Cost of sales	36,753	36,046	(707)	121,104	120,590	(514)
Gross profit	109,091	106,707	2,384	379,899	378,605	1,294

Selling, general, and administrative	89,288	87,943	(1,345)	310,836	309,851	(985)

Income from operations	19,803	18,764	1,039	69,063	68,754	309

Other income (expense)
Interest income, net	366	366	-	1,306	1,306	-
Other income (expense)	1	1	-	179	179	-
	367	367	-	1,485	1,485	-

Income from operations before income taxes	20,170	19,131	1,039	70,548	70,239	309

Provision for income taxes	4,517	4,300	(217)	14,759	14,696	(63)

Net income	$15,653	$14,831	$822	$55,789	$55,543	$246

Earnings per share - basic	$1.32	$1.25	$0.07	$4.67	$4.65	$0.02

Earnings per share - diluted	$1.30	$1.23	$0.07	$4.62	$4.60	$0.02

Weighted average shares outstanding -
Basic	11,894	11,894		11,947	11,947
Diluted	12,014	12,014		12,079	12,079

	December 31, 2018
	As Reported	Balances without adoption of ASC 606	Effect of Change

ASSETS
Accounts receivable, net	$1,011	$81	$930
Inventory	38,888	38,421	467
Prepaid expenses and other current assets	4,586	4,509	77
Deferred tax assets	2,980	2,498	482

LIABILITIES
Accounts payable and accrued expenses	60,323	56,595	3,728

STOCKHOLDERS' EQUITY
Retained earnings	131,344	133,116	(1,772)

CONTACT: Investor Contact: ICR, Inc., Katie Turner, (646) 277-1228